UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                             SCHEDULE 13G


               Under the Securities Exchange Act of 1934
                   (Amendment No.                )*
                                  --------------

                     InterCounty Bancshares, Inc.
-----------------------------------------------------------------------------
                           (Name of Issuer)


                            Common Shares
-----------------------------------------------------------------------------
                    (Title of Class of Securities)


                             45865 E 10 8
-----------------------------------------------------------------------------
                            (CUSIP Number)


                             May 20, 1998
-----------------------------------------------------------------------------
         (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            Rule 13d-1(b)
       ----
         X  Rule 13d-1(c)
       ----
            Rule 13d-1(d)
       ----

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   45865 E 10 8
            ------------
                                  13G


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Janet M. Williams


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                              ----
                                                           (b)
                                                              ----

3     SEC USE ONLY



4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States


                         5     SOLE VOTING POWER

     NUMBER OF                 -0-
      SHARES
   BENEFICIALLY          6     SHARED VOTING POWER
      OWNED
     BY EACH                   94,413
    REPORTING
     PERSON              7     SOLE DISPOSITIVE POWER
      WITH
                               -0-

                         8     SHARED DISPOSITIVE POWER

                               94,413

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      94,413

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      -----

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.1%

12    TYPE OF REPORTING PERSON*

      IN

Item 1(a).     Name of Issuer:
---------
               InterCounty Bancshares, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
---------
               48 N. South Street
               Wilmington, Ohio  45177


Item 2(a).     Name of Person Filing:
---------
               Janet M. Williams


Item 2(b).     Address of Principal Business Office or, if none,
---------      Residence:

               6172 East U.S. 22/FR3
               Wilmington, Ohio  45177


Item 2(c).     Citizenship:
---------
               United States


Item 2(d).     Title and Class of Securities:
---------
               Common Shares


Item 2(e).     CUSIP Number
---------
               45865 E 10 8


Item 3.        If this statement is filed pursuant to section 240.13d-1(b) or
------         240.13d-2(b) or (c), check whether the person filing is a:

               (a)[   ]  Broker or Dealer registered under Section 15 of
                         the Act (15 U.S.C. 78o).

               (b)[   ]  Bank as defined in section 3(a)(6) of the Act (15
                         U.S.C. 78c).

               (c)[   ]  Insurance Company as defined in section 3(a)(19)
                         of the Act (15 U.S.C. 78c).

               (d)[   ]  Investment Company registered under section 8 of
                         the Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e)[   ]  An investment adviser in accordance with section
                         240.13d-1(b)(1)(ii)(E).

               (f)[   ]  An employee benefit plan or endowment fund in
                         accordance with section 240.13d-1(b)(1)(ii)(F).

               (g)[   ]  A parent holding company or control person in
                         accordance with section 240.13d-1(b)(1)(ii)(G).

               (h)[   ]  A savings association as defined in Section 3(b) of
                         the Federal Deposit Insurance Act (12 U.S.C. 1813).

               (i)[   ]  A church plan that is excluded from the definition of
                         an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j)[   ]  Group, in accordance with section 240.13d-1
                         (b)(1)(ii)(J)


Item 4.        Ownership:
------
               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)   Amount Beneficially Owned:  94,416

               (b)   Percent of Class:  6.1%

               (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  -0-

                    (ii)  shared power to vote or to direct the vote:  94,416

                    (iii) sole power to dispose or to direct the disposition
                          of:  -0-

(iv)   shared power to dispose or to direct the disposition
                          of:  94,416


Item 5.        Ownership of Five Percent or Less of a Class
------
               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
                                               ------.

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person
------
               Inapplicable


Item 7.        Identification and Classification of the Subsidiary Which
------         Acquired the Security Being Reported on by the Parent Holding
               Company

               Inapplicable


Item 8.        Identification and Classification of Members of the Group
------
               Inapplicable


Item 9.        Notice of Dissolution of Group
------
               Inapplicable


Item 10.       Certification
-------
               (a) Inapplicable

(b)  By signing below I certify that, to the best of my
                   knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature:


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                    June 3, 1998
                                    ------------------------------
                                    Date


                                    /s/Janet M. Williams
                                    ------------------------------
                                    Janet M. Williams